EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this Annual Report (Form 10-
K) of Codorus Valley Bancorp, Inc. of our report dated January 13, 1997, included in the 1996 Annual Report of Codorus Valley Bancorp, Inc.

We also consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 2 to Form S-3 No. 33-46171) and Form S-8 (Registration No. 333-09277) pertaining to the 1996 Stock Incentive Plan of Codorus Valley Bancorp, Inc. of our report dated January 13, 1997, with respect to the consolidated financial statements of Codorus Valley Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1996.




Harrisburg Pennsylvania                 /s/ Ernst & Young LLP
March 24, 1997